Exhibit 99.1

Adtalem Global Education Appoints Dr. Charles DeShazer to Its Board of Directors

CHICAGO--(BUSINESS WIRE)--March 31, 2021--Adtalem Global Education (NYSE: ATGE), a leading workforce solutions provider, today announced the appointment of Dr. Charles DeShazer as an independent member of Adtalem’s board of directors.

“We are thrilled to welcome Charles to the Adtalem board. Charles’ impressive leadership experience across the healthcare services ecosystem, coupled with his background as a board-certified M.D. in internal medicine, will enable us to leverage his expertise in executing our strategy of becoming a leading provider of workforce solutions to the rapidly-evolving healthcare industry,” stated Lisa Wardell, chairman and CEO of Adtalem Global Education. “As technology accelerates changes in the way patients seek and receive care, Charles’ unique perspectives will greatly help us in further enhancing our programs and offerings to meet the evolving needs of our healthcare employer partners and addressing the critical talent shortages facing the sector.”

With this appointment, the Adtalem board of directors will be composed of 10 directors, nine of whom are independent. The board’s gender and ethnic composition includes four women and five persons of color, demonstrating Adtalem’s ongoing commitment to board diversity as a business imperative.

DeShazer currently serves as the director of clinical products at Google where he helps lead the design and implementation of an intelligent suite of tools that help healthcare providers deliver better patient care. Prior to this role, DeShazer served as the senior vice president and chief medical officer (CMO) of Highmark, Inc., one of the largest insurance organizations in the U.S from 2017 to 2021. In this role, he oversaw the company’s clinical strategy, overall medical leadership and provided oversight of Highmark, Inc.'s strategic direction and processes related to health care quality, efficiency and cost improvement. Additionally, as the CMO for the primary division of Highmark Health, DeShazer also interacted regularly with the smaller health system division, Allegheny Health Network, as well as Penn State Health, a large academic health system governed jointly by Penn State University and Highmark Health through a significant minority ownership investment. Prior to Highmark, DeShazer has served for more than 25 years in various executive leadership roles overseeing medical informatics, quality improvement, medical management and care delivery redesign across several organizations, including: a leading U.S. healthcare system, Baycare; health insurance companies, Humana and Highmark; and at the leading integrated health organization, Kaiser Permanente.

About Adtalem Global Education

The purpose of Adtalem Global Education is to empower students to achieve their goals, find success, and make inspiring contributions to our global community. Adtalem Global Education Inc. (NYSE: ATGE; member S&P MidCap 400 Index) is a leading global education provider and the parent organization of American University of the Caribbean School of Medicine, Association of Certified Anti-Money Laundering Specialists, Becker Professional Education, Chamberlain University, EduPristine, Ross University School of Medicine and Ross University School of Veterinary Medicine. For more information, please visit adtalem.com and follow on Twitter (@adtalemglobal) and LinkedIn.

Contacts

Investor Contact:
Maureen Resac
Maureen.Resac@Adtalem.com
312-651-1481

Media Contact:
John Kristoff
John.Kristoff@Adtalem.com
312-651-1437